                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               AFFILIATED MANAGERS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
         -----------------------------------------------------------------------
     (3) Filing party:
         -----------------------------------------------------------------------
     (4) Date filed:
         -----------------------------------------------------------------------

                        AFFILIATED MANAGERS GROUP, INC.

                      TWO INTERNATIONAL PLACE, 23RD FLOOR
                          BOSTON, MASSACHUSETTS 02110

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. ("AMG" or the "Company") will be held on Tuesday, May 25, 1999 at 9:00 a.m. Boston time at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, 53 State Street, Boston, Massachusetts 02109 for the following purposes:

    1. To elect six directors of the Company to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

    2. To consider and act upon a proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan.

    3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

    The Board of Directors has fixed the close of business on March 31, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on that date will be entitled to notice of the Annual Meeting. Only stockholders of record of voting Common Stock at the close of business on that date will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

    You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                        By Order of the Board of Directors

                                                      [LOGO]

                                        Nathaniel Dalton

                                        SECRETARY

Boston, Massachusetts
April 23, 1999

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        AFFILIATED MANAGERS GROUP, INC.

                      TWO INTERNATIONAL PLACE, 23RD FLOOR
                          BOSTON, MASSACHUSETTS 02110

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

                                                                  April 23, 1999

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG" or the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 25, 1999 at 9:00 a.m. Boston time at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, 53 State Street, Boston, Massachusetts, 02109, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of six directors of the Company, to consider and act upon a proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan"), and to act upon any other matters properly brought before them.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 23, 1999. The Board of Directors has fixed the close of business on March 31, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of the Annual Meeting. Only stockholders of record of voting Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Holders of Common Stock outstanding and entitled to vote as of the close of business on the Record Date will be entitled to one vote for each share held by them. As of the Record Date, there were 21,790,480 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

    The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as present in determining the presence of a quorum. A plurality of votes cast shall be sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of electing directors and will not affect the election of the candidates receiving a plurality of votes. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote is required to approve the amendment and restatement of the 1997 Stock Plan (the "Plan Amendment"). Abstentions will be included in determining the number of shares of Common Stock present or represented and entitled to vote for purposes of approval of the Plan Amendment, and will therefore have the effect of votes "against" the proposal. Broker non-votes will not be counted in determining the number of shares of Common Stock present or represented and entitled to vote to approve the Plan Amendment, and will therefore not have the effect of votes either "for" or "against" the proposal. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR OF THE COMPANY NAMED IN THIS PROXY STATEMENT AND FOR THE PROPOSAL TO APPROVE THE PLAN AMENDMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THIS PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    The Company's 1998 Annual Report, including audited financial statements for the fiscal year ended December 31, 1998, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation materials.

                       PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

    The Board of Directors of the Company consists of six members. At the Annual Meeting, six directors will be elected to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated William J. Nutt, Richard E. Floor, P. Andrews McLane, John M. B. O'Connor, W. W. Walker, Jr. and William F. Weld (the "Nominees") to serve as directors. Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Amended and Restated By-laws (the "By-laws"). See "Other Matters--Stockholder Proposals" for a summary of these requirements.

RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES.

INFORMATION REGARDING THE DIRECTORS/NOMINEES

    The names, ages and a description of the business experience, principal occupation and past employment during at least the last five years of each of the Nominees are set forth below.

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
William J. Nutt(2)......................................................................          54
Richard E. Floor(1).....................................................................          58
P. Andrews McLane(2)....................................................................          51
John M. B. O'Connor(2)..................................................................          44
W. W. Walker, Jr.(1)....................................................................          51
William F. Weld(1)......................................................................          53

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    WILLIAM J. NUTT founded the Company in December 1993 and has served as its Chairman, Chief Executive Officer and President since that time. Mr. Nutt began his career at the law firm of Ballard, Spahr, Andrews & Ingersoll in Philadelphia, where he was a Partner until he joined The Boston Company in 1982. As Senior Executive Vice President of that firm, Mr. Nutt built The Boston Company's mutual fund administration, distribution and custody business serving over 45 fund sponsors with assets of $119.0 billion. In 1989, he became President, assuming overall responsibility for The Boston Company's $36.0 billion institutional money management business, its $190.0 billion master trustee and custodian business, and the personal banking and trust business of the Boston Safe Deposit and Trust Company. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College. From 1991 to 1994, Mr. Nutt served on the Executive Committee of the Board of Governors of the Investment Company Institute.

    RICHARD E. FLOOR has been a director of the Company since its formation. A professional corporation of which Mr. Floor is the sole stockholder is and has been a senior partner at the law firm of Goodwin, Procter & Hoar LLP or its predecessor since 1975. Mr. Floor is also a director of New America High Income Fund, a closed-end investment company.

    P. ANDREWS MCLANE has been a director of the Company since its formation. Since 1979, he has been associated with TA Associates, Inc. or its predecessors, where he is Senior Managing Director and a member of the firm's Executive Committee. Mr. McLane leads TA Associates' investment activities in the asset management industry. Mr. McLane is also a director of Allegis Realty Investors, LLC, Altamira Investment Services, Inc., Natrol, Inc., and United Pet Group, Inc.

    JOHN M. B. O'CONNOR has been a director of the Company since October 1997. Mr. O'Connor is a General Partner of Chase Capital Partners, which he joined in May 1995. Mr. O'Connor has been employed by Chase Manhattan Corporation or its predecessors since 1987 in a variety of senior investment banking positions including management of Corporate Securities Sales, Trading and Research. Mr. O'Connor is also a director of FHC Health Systems, Inc., a behavioral healthcare company.

    W. W. WALKER, JR. has been a director of the Company since April 1997. Since 1972, Mr. Walker has been employed by NationsBank, N.A. or its predecessor, where he has held positions in various departments including corporate banking, private placements, syndications and project finance. Mr. Walker founded Bank of America Capital Investors in 1993 and is presently Senior Managing Director of that group.

    WILLIAM F. WELD has been a director of the Company since December 1997. Mr. Weld is a Partner in the law firm of McDermott, Will & Emery. From 1991 to 1997, Mr. Weld served as the Governor of Massachusetts. His prior experience includes two years as Assistant U.S. Attorney General, Criminal

Division, and five years as the United States Attorney for Massachusetts. Mr. Weld has also previously been engaged in the private practice of law at Hill & Barlow and Hale and Dorr. Mr. Weld is also a director of NovaCare Employee Services, Inc.

    During 1998, the Board of Directors met 11 times. During 1998, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such director served on the Board of Directors) and (ii) the total number of meetings of all committees of the Board of Directors on which such director served (during the periods for which such director served on such committee or committees).

    The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's operating results, considers the adequacy of internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee currently consists of Messrs. Floor, Walker and Weld. The Audit Committee met four times during 1998. The Compensation Committee, which currently consists of Messrs. Nutt, McLane and O'Connor, reviews and recommends the compensation arrangements for all directors and officers, except that Mr. Nutt does not participate in the recommendation of his compensation arrangements. The Compensation Committee met four times during 1998. The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

COMPENSATION OF DIRECTORS

    Directors of the Company who are also employees receive no additional compensation for their service as directors. Messrs. Floor and Weld each receive an annual fee of $16,000 for their services as a director. In addition, Messrs. Floor and Weld each receive $2,000 for each Board of Directors' meeting personally attended and $1,000 for each Board meeting attended via tele-conference. Non-employee directors are also eligible to receive options to purchase shares of Common Stock under the Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan (the "Plan").

    All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

INFORMATION REGARDING EXECUTIVE OFFICERS

    The names, ages and positions of each of the executive officers of the Company, as well as a description of their business experience and past employment, are as set forth below:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
William J. Nutt......................................          54   Chairman, Chief Executive Officer and President
Sean M. Healey.......................................          37   Executive Vice President
Levon Chertavian, Jr.................................          39   Senior Vice President, Affiliate Support
Darrell W. Crate.....................................          32   Senior Vice President, Chief Financial Officer and
                                                                      Treasurer
Nathaniel Dalton.....................................          32   Senior Vice President, General Counsel and Secretary
Seth W. Brennan......................................          28   Vice President
Jeffrey S. Murphy....................................          32   Vice President
Daniel J. Shea.......................................          33   Vice President

    For Mr. Nutt's biographical information, see "--Information Regarding the Directors/Nominees."

    SEAN M. HEALEY joined the Company as its Executive Vice President in 1995. Prior to joining AMG, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. In eight years at Goldman Sachs, Mr. Healey had substantial experience advising clients and executing transactions in the investment management and related industries. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

    LEVON CHERTAVIAN, JR. joined the Company as Senior Vice President, Affiliate Support in 1995. Mr. Chertavian was formerly President of USAffinity Advisers, the mutual fund operation of TransNational Group. Prior to TransNational Group, Mr. Chertavian held positions with Bain & Company, Fidelity Investments, Bankers Trust Company and Equitable Life. Mr. Chertavian received an M.B.A. from the Harvard Business School and a B.A. from Bowdoin College.

    DARRELL W. CRATE joined the Company as a Senior Vice President and Chief Financial Officer in 1998. Prior to joining AMG, Mr. Crate was a Managing Director with Chase Securities, Inc. Mr. Crate received an M.B.A. from Columbia Business School and a B.A. from Bates College.

    NATHANIEL DALTON joined the Company as a Senior Vice President and General Counsel in 1996. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin, Procter & Hoar LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

    SETH W. BRENNAN joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Brennan was a Financial Analyst in the Global Insurance Investment Banking Group at Morgan Stanley & Co. Incorporated. Before joining Morgan Stanley, Mr. Brennan was a Financial Analyst in the Financial Institutions Group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.

    JEFFREY S. MURPHY joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Murphy was a Financial Analyst at United Asset Management Corporation, and prior to that, Mr. Murphy was the Assistant Controller of TA Associates, Inc. Mr. Murphy received a B.S. in Business Administration from Northeastern University.

    DANIEL J. SHEA joined the Company as a Vice President in 1998. Prior to joining AMG, Mr. Shea was a Senior Manager in the Financial Services Group of Coopers & Lybrand L.L.P. Mr. Shea received a B.S. in Accounting and Finance from Boston College and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information concerning the cash compensation earned during the indicated periods by the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                            SUMMARY OF COMPENSATION

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                               ANNUAL COMPENSATION       SECURITIES
                                             ------------------------    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY ($)     BONUS ($)   OPTIONS (#)     COMPENSATION ($)
--------------------------------- ------     ----------     ---------   ------------   -------------------
William J. Nutt, Chairman........   1998       462,500       575,000      82,500            28,200(1)
 President and Chief                1997       379,140       435,000     205,000            28,250(2)
 Executive Officer                  1996       345,350       315,000          --            26,750(3)

Sean M. Healey...................   1998       362,500       450,000      75,000            28,200(1)
 Executive Vice President           1997       301,920       350,000     195,000            28,250(2)
                                    1996       270,460       277,500          --            26,750(3)

Levon Chertavian, Jr.............   1998       200,000       175,000      42,500            27,432(1)
 Senior Vice President              1997       176,209       140,000      40,000            26,313(2)
                                    1996       159,227       116,667          --            24,813(3)

Darrell W. Crate.................   1998(4)    159,375       275,000     140,000            25,946(1)
 Senior Vice President

Nathaniel Dalton.................   1998       225,000       300,000      65,500            27,792(1)
 Senior Vice President              1997       176,371       190,000      72,500            26,313(2)
                                    1996(5)     98,498       100,000          --            17,068(3)

------------------------

(1) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $24,000 on behalf of Messrs. Nutt, Healey, Chertavian and Dalton and $23,906 on behalf of Mr. Crate; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,200 on behalf of each of Messrs. Nutt and Healey, $3,792 on behalf of Mr. Dalton, $3,432 on behalf of Mr. Chertavian and $2,040 on behalf of Mr. Crate.

(2) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $24,000 on behalf of Messrs. Nutt, Healey, Chertavian and Dalton; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,250 on behalf of each of Messrs. Nutt and Healey and $2,313 on behalf of each of Messrs. Chertavian and Dalton.

(3) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,500 on behalf of each of Messrs. Nutt, Healey and Chertavian and $14,755 on behalf of Mr. Dalton; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,250 on behalf of each of Messrs. Nutt and Healey and $2,313 on behalf of each of Messrs. Chertavian and Dalton.

(4) Mr. Crate's employment with the Company commenced in April 1998.

(5) Mr. Dalton's employment with the Company commenced in May 1996.

    OPTION GRANTS.

    The following table sets forth the option grants made during 1998 to the Named Executive Officers.

                             OPTION GRANTS IN 1998

                                                   INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                -------------------------------------------------------       VALUE AT ASSUMED
                                               PERCENT OF                                     ANNUAL RATES OF
                                 NUMBER OF    TOTAL OPTIONS                                     STOCK PRICE
                                SECURITIES     GRANTED TO                                       APPRECIATION
                                UNDERLYING      EMPLOYEES     EXERCISE OR                    FOR OPTION TERM(1)
                                  OPTIONS       IN FISCAL     BASE PRICE    EXPIRATION   --------------------------
                                 GRANTED #        YEAR         ($/SHARE)       DATE         5% ($)       10% ($)
                                -----------  ---------------  -----------  ------------  ------------  ------------
William J. Nutt...............     52,500(2)          9.8%     $   34.63       4/16/08   $  1,143,378  $  2,897,543
                                   30,000(3)          5.6%     $   27.69       12/3/08   $    522,423  $  1,323,922

Sean M. Healey................     47,500(2)          8.8%     $   34.63       4/16/08   $  1,034,484  $  2,621,587
                                   27,500(3)          5.1%     $   27.69       12/3/08   $    478,888  $  1,213,595

Levon Chertavian, Jr..........     30,000(2)          5.6%     $   34.63       4/16/08   $    653,359  $  1,655,739
                                   12,500(3)          2.3%     $   27.69       12/3/08   $    217,676  $    551,634

Darrell W. Crate..............    100,000(4)         18.6%     $   34.63       4/16/08   $  2,177,862  $  5,519,130
                                   40,000(3)          7.5%     $   27.69       12/3/08   $    696,564  $  1,765,229

Nathaniel Dalton..............     45,000(2)          8.4%     $   34.63       4/16/08   $    980,038  $  2,483,609
                                   20,500(3)          3.8%     $   27.69       12/3/08   $    356,989  $    904,680

------------------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of stock appreciation set by the Securities and Exchange Commission (the "SEC") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of the Common Stock. There can be no assurance that the amounts reflected will be achieved.

(2) Each of these options becomes exercisable over four years, with 25% becoming exercisable on each of the four calendar year ends after the date of the grant.

(3) Each of these options becomes exercisable over four years, with 25% becoming exercisable on each of the four calendar year ends beginning in the year following the date of grant.

(4) These options become exercisable over three years, with 25% exercisable on the date of grant and 25% becoming exercisable on each of the first three anniversaries of the date of grant.

    YEAR-END OPTION HOLDINGS. The following table sets forth the value of options held at the end of 1998 by the Named Executive Officers. None of the Named Executive Officers exercised any options during 1998.

                          1998 YEAR-END OPTION VALUES

                                               NUMBER OF                   VALUE OF
                                         SECURITIES UNDERLYING            UNEXERCISED
                                          UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                            AT YEAR-END (#)             AT YEAR-END ($)
                                             EXERCISABLE /               EXERCISABLE /
                                             UNEXERCISABLE             UNEXERCISABLE(1)
                                        ------------------------  ---------------------------
William J. Nutt.......................        56,792/230,708            $518,382/$1,214,043
Sean M. Healey........................        54,042/215,958            $508,819/$1,154,393
Levon Chertavian, Jr..................         18,667/63,833              $167,194/$259,118
Darrell W. Crate......................        25,000/115,000                     $0/$87,400
Nathaniel Dalton......................        29,875/108,125              $262,734/$460,246

------------------------

(1) Based on $29.88 per share, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998.

STOCK PERFORMANCE GRAPH

    The following graph provides a comparison of cumulative total stockholder return for the period from November 21, 1997 (the date on which the Common Stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended, and publicly traded) through December 31, 1998, among (i) the Company,
(ii) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"); (iii) an industry peer group index compiled by us that consists of the same companies included in the industry peer group index shown in last year's proxy statement ("Old Peer Group"); and (iv) an industry peer group index compiled by us that includes all of the public companies that we currently consider our peers ("New Peer Group"). We developed the New Peer Group this year to include 1998 initial public offerings and other peers with similar market capitalizations. The companies included in the Old Peer Group and the New Peer Group are:

OLD PEER GROUP                                            NEW PEER GROUP
--------------------------------------------------------  --------------------------------------------------------
Atalanta Sosnoff Capital Corp.                            Eaton Vance Corp.
Eaton Vance Corp.                                         Federated Investors, Inc.(1)
Franklin Resources, Inc.                                  Franklin Resources, Inc.
Liberty Financial Companies, Inc.                         John Nuveen & Co.
Phoenix Investment Partners, Ltd.                         Liberty Financial Companies, Inc.
The Pioneer Group, Inc.                                   Phoenix Investment Partners, Ltd.
T. Rowe Price Associates                                  The Pioneer Group, Inc.
United Asset Management                                   T. Rowe Price Associates
                                                          United Asset Management
                                                          Waddell & Reed Financial, Inc.(2)

(1) Included since its initial public offering in May 1998.

(2) Included since its initial public offering in March 1998.

    SEC regulations require the Company to show all four indices this year, but in the future the Company will cease using the Old Peer Group.

    The Stock Performance Graph assumes an investment of $100 in each of the Company and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
           AMONG AFFILIATED MANAGERS GROUP, INC., THE S & P 500 INDEX
                                AND PEER GROUPS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ALLILIATED MANAGERS GROUP, INC.         OLD PEER GROUP        NEW PEER GROUP      S&P 500
11/21/97                                      100                   100                   100        100
12/97                                         123                    96                    96        101
3/98                                          148                   113                   112        115
6/98                                          158                   113                   112        119
9/98                                           77                    74                    76        107
12/98                                         127                    81                    84        130

                    * $100 INVESTED ON 11/21/97 IN STOCK OR INDEX -
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                      FISCAL YEAR ENDING DECEMBER 31.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors consists of Mr. Nutt, the Chairman, President and Chief Executive Officer of the Company, Mr. McLane and Mr. O'Connor. The Compensation Committee is responsible for overseeing the Company's general compensation policies and establishing and reviewing the compensation plans applicable to the Company's executive officers. The Compensation Committee's responsibilities include administering the Company's stock option and incentive plans, although its actions with respect to such plans are subject to the approval of the full Board of Directors.

    The Compensation Committee structures its policies and programs to further the Company's basic philosophy that executive compensation should be closely aligned with increases in stockholder value. In so doing, the Compensation Committee closely monitors the allocation of the Company's executives' compensation between salary, bonus and stock option grants so as to maintain an appropriate balance between annual and performance-based compensation and to create the optimum level of incentives for such executives to manage the Company's affairs with the goal of increasing value to stockholders.

    In determining annual compensation levels for the Company's executive officers, the Compensation Committee considers the Company's size and rate of growth, performance as measured by the Company's earnings after interest expense and income taxes but before depreciation and amortization and extraordinary items ("EBITDA as adjusted") per share, earnings per share and assets under management. The Compensation Committee also reviews the amounts of annual compensation being paid to executive officers of other companies in the industry, including those comprising the Peer Group Indices set forth on page 8. Based on such reviews, the Compensation Committee believes that the annual compensation opportunities provided to its executive officers (including Mr.
Nutt) are within the range of annual compensation opportunities offered by comparable companies.

    In determining the performance-based compensation levels for the Company's executive officers, the Compensation Committee considers, in addition to those factors listed above, the performance of the applicable executive and the role and level of responsibility such executive has assumed in the Company's performance as a whole, the particular executive's importance to the future growth of the Company, and the success of the particular executive individually and collectively with the other members of the management team in achieving short-term and long-term goals.

    In determining the annual and performance-based compensation levels for Mr. Nutt, the Company's Chairman, Chief Executive Officer and President, the Compensation Committee, without Mr. Nutt's participation, applies the same principles and methods applied to other executive officers.

    The Compensation Committee and the Board of Directors as a whole considers EBITDA as adjusted per share to be a particularly important basis for measuring the value of the Company to its stockholders, and thus the Compensation Committee places significant emphasis on EBITDA as adjusted per share in making its compensation decisions. In 1998, the Compensation Committee determined that performance-based compensation for the Company's officers which approximated five percent of EBITDA as adjusted was appropriate. The Compensation Committee and the Board of Directors believe that EBITDA as adjusted per share is a useful indicator of funds available to the Company which may be used to make investments in new affiliates, repay indebtedness, repurchase shares of Common Stock or pay dividends on Common Stock.

    As set forth above under "--Option Grants in 1998," the Compensation Committee granted stock options to Mr. Nutt and the other executive officers of the Company in 1998. The Compensation Committee based the size of the option grants on the same factors considered in making performance-based compensation decisions, as described above.

WILLIAM J. NUTT
P. ANDREWS MCLANE
JOHN M. B. O'CONNOR

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Company's executive compensation is determined by the Compensation Committee of the Board of Directors, which currently consists of Messrs. Nutt, McLane and O'Connor. Mr. Nutt serves as Chairman, President and Chief Executive Officer of the Company. Mr. Nutt does not participate in the consideration or recommendation of his own compensation arrangements.

                              CERTAIN TRANSACTIONS

    In December 1998, the Company made loans to Sean M. Healey, Executive Vice President of the Company, in the amount of $800,000 and Darrell W. Crate, Senior Vice President and Chief Financial Officer of the Company, in the amount of $900,000. Each loan has a 30 year maturity (but accelerates upon termination of employment) and is secured by real property. The rate of interest charged on each loan is the lesser of 6.25% or the Company's cost of borrowing.

    In August 1995, the Skyline Funds, for which Skyline Asset Management, L.P. (one of the investment management firms ("Affiliates") in which the Company holds a majority interest) provides investment advisory services, retained Funds Distributor, Inc. as a distributor of shares in the Skyline Funds. Mr. Nutt is Chairman of Funds Distributor, Inc., and the Chairman and Chief Executive Officer and majority stockholder of its parent, Boston Institutional Group, Inc. During 1998, the Skyline Funds paid Funds Distributor, Inc. approximately $143,388.

    During 1998, the Company retained Goodwin, Procter & Hoar LLP for certain legal services. Richard E. Floor, a director of the Company, is the sole shareholder of Richard E. Floor, P.C., which is a partner in Goodwin, Procter & Hoar LLP.

    During 1998, in connection with the Company's senior credit facility (the "Credit Facility") with a syndicate of banks managed by The Chase Manhattan Bank, as Administrative Agent, and Nationsbank, N.A., as Documentation Agent, the Company paid The Chase Manhattan Bank an administrative agency fee of $75,000. In addition, the Company paid each of The Chase Manhattan Bank and Nationsbank, N.A. interest under the Credit Facility in accordance with its terms.

    Chase Equity Associates, L.P. (a stockholder of the Company) is a limited partnership whose sole limited partner is an affiliate of Chase Manhattan Corporation (the parent company of The Chase Manhattan Bank) and whose sole general partner has as its partners certain employees of The Chase Manhattan Bank (including John M.B. O'Connor, a director of the Company) and an affiliate of Chase Manhattan Corporation. W.W. Walker, Jr., a director of the Company, is Senior Managing Director of Bank of America Capital Investors, an affiliate of Nationsbank, N.A.

             PROPOSAL 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S 1997 STOCK OPTION AND INCENTIVE PLAN

INTRODUCTION

    On April 14, 1999, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the Plan Amendment pursuant to which the following changes would be made to the 1997 Stock Plan:

    - The number of shares of Common Stock reserved for issuance under the 1997 Stock Plan would be increased from 1,750,000 to 3,250,000.

    - The 1997 Stock Plan is administered by the Board of Directors or the Compensation Committee (the "Administrator"). The Administrator of the 1997 Stock Plan would be prohibited from reducing the exercise price of any outstanding stock option or stock appreciation right without the approval of the Company's stockholders entitled to vote on such matter at a meeting of stockholders.

    - No stock options would be exercisable more than ten years after the date of grant. The 1997 Stock Plan currently provides that Non-Qualified Stock Options (as defined below) may be granted with terms that exceed ten years.

    - Optionees would be permitted, at the discretion of the Administrator of the 1997 Stock Plan, to exercise stock options by attesting to the ownership of shares of unrestricted Common Stock with a fair market value equal to the exercise price of the options. Upon such an exercise, the optionee would be issued a number of shares of Common Stock net of the number of shares attested to.

    - The Board of Directors would be authorized, in its discretion, to grant loans to selected key employees to be used solely for the purchase of shares of Common Stock or the payment of taxes in connection with awards under the 1997 Stock Plan. These loans could be made with or without recourse against the employee, but would be secured by the shares of Common Stock in respect of which the loans were granted.

    - To ensure that certain awards granted under the 1997 Stock Plan to the Company's Chief Executive Officer and the four other most highly-compensated executive officers during any fiscal year qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Administrator of the 1997 Stock Plan would be permitted to require that the vesting of such awards be conditioned on the satisfaction of performance criteria which may include any or all of the following: (i) EBITDA; (ii) EBITDA as adjusted per share; (iii) return on equity, assets, capital or investment;
      (iv) pre-tax or after-tax profit levels of the Company or any subsidiary, division, operating unit or business segment thereof, or any combination of the foregoing; (v) assets under management; (vi) total shareholder return; (vii) changes in the market price of the Common Stock; or (viii) earnings per share. The Administrator of the 1997 Stock Plan will select the particular performance criteria within 90 days following the commencement of a performance cycle.

REASONS FOR THE PLAN AMENDMENT

    The Board of Directors believes that the Company's growth and long-term success depend in large part upon retaining and motivating key personnel and that such retention and motivation can be achieved in part through grants under the 1997 Stock Plan. The Board of Directors also believes that stock options and other equity-based awards can play an important role in the success of the Company by encouraging and enabling the officers and other employees of the Company, upon whose judgment, initiative and efforts the Company depends for sustained growth and profitability, to acquire a proprietary interest in the long-term performance of the Company. The Board of Directors anticipates that providing such persons with a direct stake in the Company will ensure a closer identification of the interests of the participants in the 1997 Stock Plan with those of the Company, thereby stimulating the efforts of such participants to promote the Company's future success and strengthen their desire to remain with the Company.

    The Board of Directors believes that increasing the number of shares issuable under the 1997 Stock Plan and authorizing the grant of loans to key employees in connection with awards under the 1997 Stock Plan will help the Company accomplish these goals and will keep the Company's equity incentive compensation in line with that of its competitors. In addition, the Board of Directors believes that permitting an optionee to exercise options by attesting to the ownership of unrestricted Common Stock with a fair market value equal to the exercise price of the options will eliminate administrative burdens for employees without changing the benefits to the Company upon such an exercise.

    The Board of Directors also believes that it is important to the Company's stockholders that employees who receive awards under the 1997 Stock Plan benefit from increases in the market price of the Common Stock, and suffer from decreases in the market price of the Common Stock, together with the Company's stockholders. The Board believes that prohibiting the repricing of stock options and stock appreciation rights will further the alignment of the interests of grantees under the 1997 Stock Plan with those of the Company's stockholders. The Board of Directors also believes that limiting the maximum length of exercisability of stock options to ten years will also align the interests of grantees under the 1997 Stock Plan with those of the Company's stockholders.

    Finally, Section 162(m) of the Code and the regulations thereunder generally would disallow a federal income tax deduction to the Company for compensation in excess of $1 million paid in any year to any of those Executive Officers included in the Summary Compensation Table for any fiscal year who are employed by the Company on the last day of the such year ("Covered Employees"). However, this limitation on compensation expense does not apply to payments of "performance-based compensation," the material terms of which have been approved by stockholders. Certain awards under the 1997 Stock Plan to Covered Employees are intended to be "performance-based compensation" for this purpose, and the 1997 Stock Plan would be revised by the Plan Amendment accordingly.

RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1997 STOCK PLAN.

SUMMARY OF THE 1997 STOCK PLAN

    The following description of certain features of the 1997 Stock Plan is intended to be a summary only and does not describe every provision of the 1997 Stock Plan.

    INTRODUCTION. The 1997 Stock Plan was adopted by the Board of Directors in October 1997 and was subsequently approved by the Company's stockholders. The 1997 Stock Plan permits (i) the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options under the Code ("Incentive Options"), (ii) the grant of options that do not so qualify ("Non-Qualified Options"), (iii) the grant of stock appreciation rights, (iv) the issuance or sale of Common Stock with vesting or other restrictions ("Restricted Stock"),
(v) the issuance or sale of Common Stock without restrictions ("Unrestricted Stock"), (vi) the grant of the right to receive Common Stock in the future with or without vesting or other restrictions ("Deferred Stock Awards"), (vii) the grant of Common Stock upon the attainment of specified performance goals ("Performance Share Awards"), and (viii) the grant of the right to receive cash dividends with the holders of the Common Stock as if the recipient held a specified number of shares of the Common Stock ("Dividend Equivalent Rights"). These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. The 1997 Stock Plan currently provides for the issuance of 1,750,000 shares of Common Stock. If adopted, the Plan Amendment would increase the number of shares of Common Stock authorized and reserved for issuance to 3,250,000. Options or stock appreciation rights with respect to no more than 700,000 shares of Common Stock may be granted to any one individual in any calendar year.

    PLAN ADMINISTRATION; ELIGIBILITY. If the 1997 Stock Plan is administered by the Compensation Committee, then all members of the Compensation Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Commission, and "outside directors" as defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Administrator has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan.

    Persons eligible to participate in the 1997 Stock Plan are those officers, employees and other key persons, such as consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Administrator. Non-employee Directors are also eligible for certain awards under the 1997 Stock Plan.

    STOCK OPTIONS. The 1997 Stock Plan permits the granting of (i) Incentive Options and (ii) Non-Qualified Options. Only employees of the Company and its subsidiaries may be granted Incentive Options. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of Incentive Options, and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of Non-Qualified Options. Employees participating in the 1997 Stock Plan may, however, elect, with the consent of the Administrator, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price may be less than 85% of the fair market value of the Common Stock on the date of grant.

    STOCK OPTIONS GRANTED TO NON-EMPLOYEE DIRECTORS. The 1997 Stock Plan contemplates the grant to each additional non-employee Director of a Non-Qualified Option upon his or her initial election to the Board of Directors. The exercise price of each such Non-Qualified Option is the fair market value of the Common Stock on the date of grant, and each such grant is subject to vesting requirements as determined by the Administrator. The Administrator may also grant additional Non-Qualified Options to non-employee Directors.

    STOCK APPRECIATION RIGHTS. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator.

    RESTRICTED STOCK. The Administrator may also award shares of Restricted Stock to officers, other employees and key persons of the Company. The conditions and restrictions applicable to the Restricted Stock may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. These conditions and restrictions, as well as the purchase price of shares of Restricted Stock, are determined by the Administrator. If the performance goals and other restrictions are not attained, the employees forfeit their awards of Restricted Stock.

    UNRESTRICTED STOCK. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of Unrestricted Stock to employees and key persons in recognition of past services or other valid consideration, and shares of Unrestricted Stock may be issued in lieu of cash compensation to be paid to such employees and key persons.

    DEFERRED STOCK AWARDS. The Administrator may also award Deferred Stock Awards which are ultimately payable in the form of shares of Unrestricted Stock. The Deferred Stock Awards may be subject to such conditions and restrictions as the Administrator may determine, including the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. If the performance goals and other restrictions are not attained, the participants forfeit their Deferred Stock Awards.

    Subject to the consent of the Administrator, a non-employee Director, an employee or key person of the Company may make an irrevocable election to receive a portion of his fees or compensation in Deferred Stock Awards (valued at fair market value on the date the cash compensation would otherwise be paid).

    PERFORMANCE SHARE AWARDS. The Administrator may also grant Performance Share Awards to employees or other key persons of the Company entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Administrator shall determine.

    DIVIDEND EQUIVALENT RIGHTS. The Administrator may grant Dividend Equivalent Rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held a specified number of shares of Common Stock. Dividend Equivalent Rights may be settled in cash, shares, or a combination thereof.

    AMENDMENTS AND TERMINATION. The Board of Directors may at any time amend or discontinue the 1997 Stock Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the 1997 Stock Plan shall be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options and stock appreciation rights.

    CHANGE IN CONTROL PROVISIONS. The 1997 Stock Plan provides that in the event of a sale of all or substantially all of the assets or Common Stock of the Company, a merger or consolidation which results in a change in control of the Company or the liquidation or dissolution of the Company (a "Change in Control"), all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

    NEW 1997 STOCK PLAN BENEFITS. No grants have been made with respect to the additional shares of Common Stock which would be reserved for issuance if the Plan Amendment is approved by stockholders. The number of shares of Common Stock that may be granted to executive officers and non-executive officers is indeterminable at this time.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

    The following is a summary of the principal federal income tax consequences of transactions under the 1997 Stock Plan. It does not describe all federal tax consequences under the 1997 Stock Plan, nor does it describe state or local tax consequences.

    INCENTIVE OPTIONS. No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of Common Stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) there will be no deduction for the Company for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

    If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.

    If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

    NON-QUALIFIED OPTIONS. With respect to Non-Qualified Options under the 1997 Stock Plan, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of Common Stock.

    PARACHUTE PAYMENTS. The vesting of any portion of any option or other award that is accelerated due to the occurrence of a Change of Control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

    LIMITATION ON COMPANY'S DEDUCTIONS. As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 1997 Stock Plan may be limited to the extent that a Covered Employee receives compensation in excess of $1 million in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the
Code).

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of March 26, 1999 certain information regarding the beneficial ownership of Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each executive officer of the Company, (iii) each director and Nominee and (iv) all directors and executive officers as a group (13 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

                                                        NUMBER OF SHARES
                                                          BENEFICIALLY        PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                   OWNED         COMMON STOCK(2)
------------------------------------------------------  -----------------  -----------------
Chase Equity Associates, L.P..........................        1,271,929(3)           5.5%
BankAmerica Corporation...............................        1,105,160(4)           4.7%
William J. Nutt.......................................          552,824(5)           2.4%
Sean M. Healey........................................          217,514(6)           1.0%
Levon Chertavian, Jr..................................           95,056(7)             *
Nathaniel Dalton......................................           59,958(8)             *
Darrell W. Crate......................................           51,000(9)             *
Seth W. Brennan.......................................           31,569(10)             *
Jeffrey S. Murphy.....................................           16,778(11)             *
Daniel J. Shea........................................            6,250(12)             *
Richard E. Floor......................................           41,492                *
P. Andrews McLane.....................................           40,581(13)             *
W. W. Walker, Jr......................................               --               --
John M. B. O'Connor...................................        1,271,929(14)           5.5%
William F. Weld.......................................            3,125(15)             *
All directors and executive officers as a group (13
  persons)............................................        2,388,076(16)          10.3%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the mailing address for each stockholder and director is c/o AMG, Two International Place, 23rd Floor, Boston, Massachusetts, 02110. The address of Chase Equity Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017. The address of BankAmerica Corporation is c/o Bank of America Capital Investors, Bank of America Corporate Center, 25th Floor, 100 North Tryon Street, Charlotte, North Carolina 28255.

(2) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of March 26, 1999 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of March 26, 1999 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of March 26, 1999, a total of 23,547,948 shares of Common Stock were either outstanding or subject to options, warrants or other convertible securities that are exercisable or that will become exercisable within 60 days.

(3) The 1,271,929 shares beneficially owned by Chase Equity Associates, L.P. are shares of non-voting Class B Common Stock, convertible under certain circumstances into voting Common Stock.

(4) The 1,105,160 shares beneficially owned by BankAmerica Corporation include
    (i) 550,000 shares of Common Stock and 220,150 shares of non-voting Class B Common Stock beneficially owned by NationsBanc Investment Corporation; (ii) 235,800 shares beneficially owned by NationsBank, N.A., of which 206,400 shares are held by TradeStreet Investment Associates, Inc., of which 122,700 shares are under the discretionary authority of NationsBank Advisors, Inc.;
    (iii) 90,400 shares beneficially owned by Bank of America National Trust and Savings Association; and (iv) 8,810 shares held by BankAmerica Capital Corporation. BankAmerica Corporation is a bank holding company and the direct or indirect parent of NationsBanc Investment Corporation, Bank of America National Trust and Savings Association, BankAmerica Capital Corporation and NB Holdings Corporation, NB Holdings Corporation is a holding company and the direct parent of NationsBanc Investment Corporation and NationsBank, N.A. NationsBank, N.A. is a national bank and the direct parent of Trade Street Investment Associates, Inc. and NationsBanc Advisors, Inc.

(5) Includes 60,264 shares of Common Stock subject to options exercisable within 60 days. Excludes (i) 227,236 shares subject to unvested options and (ii) 89,139 shares held by irrevocable trusts for the benefit of members of Mr. Nutt's immediate family of which Mr. Nutt is not a trustee, of which shares Mr. Nutt disclaims beneficial ownership.

(6) Includes 57,514 shares of Common Stock subject to options exercisable within 60 days. Excludes 212,486 shares subject to unvested options.

(7) Includes 20,056 shares of Common Stock subject to options exercisable within 60 days. Excludes 62,444 shares subject to unvested options.

(8) Includes 31,958 shares of Common Stock subject to options exercisable within 60 days. Excludes 106,042 shares subject to unvested options.

(9) Represents 50,000 shares of Common Stock subject to options exercisable with 60 days. Excludes 90,000 shares subject to unvested options.

(10) Includes 25,069 shares of Common Stock subject to options exercisable within 60 days. Excludes 79,931 shares subject to unvested options.

(11) Includes 14,278 shares of Common Stock subject to options exercisable within 60 days. Excludes 53,722 shares subject to unvested options.

(12) Represents 6,250 shares of Common Stock subject to options exercisable with 60 days. Excludes 40,750 shares subject to unvested options.

(13) Includes 27,129 shares owned by Arboretum LP, of which Mr. McLane serves as a managing member of the general partner. Excludes 24,226 shares held by irrevocable trusts for the benefit of members of Mr. McLane's immediate family of which Mr. McLane is not a trustee, of which shares Mr. McLane disclaims beneficial ownership.

(14) Represents 1,271,929 shares of non-voting Class B Common Stock beneficially owned by Chase Equity Associates, L.P., of which shares of Mr. O'Connor disclaims beneficial ownership.

(15) Represents 3,125 shares of Common Stock subject to options exercisable within 60 days. Excludes 8,625 shares subjected to unvested options.

(16) Includes 2,388,076 shares of Common Stock held by executive officers and directors which are subject to vesting and repurchase in certain circumstances.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports provided to the Company and written representations from certain reporting persons that no other reports were required during, or with respect to, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied, except for Daniel J. Shea who inadvertently failed to file a Form 3 with the SEC on a timely basis following the commencement of his employment with the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants during 1998 and is expected to continue to do so for fiscal year 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

EXPENSES OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of Common Stock.

STOCKHOLDER PROPOSALS

    Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before December 24, 1999 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

    Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2000 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company no later than March 11, 2000, nor prior to January 26, 2000, together with all supporting documentation required by the By-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1998 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO NATHANIEL DALTON, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AFFILIATED MANAGERS GROUP, INC., TWO INTERNATIONAL PLACE, 23RD FLOOR, BOSTON, MASSACHUSETTS 02110.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                     PROXY

       TWO INTERNATIONAL PLACE, 23RD FLOOR, BOSTON, MASSACHUSETTS 02110

                            PROXY FOR COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William J. Nutt, Sean M. Healey and Nathaniel Dalton, and each of them, proxies with full power of substitution to vote for and on behalf on the undersigned at the Annual Meeting of Stockholders of Affiliated Managers Group, Inc. (the "Company"), to be held at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, 53 State
Street, Boston, Massachusetts 02109 on Tuesday, May 25, 1999 at 9:00 a.m., Boston time, and at any adjournments or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 1998 Annual Report to Stockholders.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTION IS INDICATED, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY NAMED IN THE ACCOMPANYING PROXY STATEMENT. The undersigned's votes will be cast in accordance with the proxies' discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

              CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

                        FOLD AND DETACH HERE

1. Proposal to elect William J. Nutt, P. Andrews McLane, Richard E. Floor, W.W. Walker, Jr., John M.B. O'Connor and William F. Weld as directors of the Company, each for a one-year-term to continue until the 2000 Annual Meeting of Stockholders and until the successor of each is duly elected and qualified.

                    FOR                 WITHHELD
                    ALL                 FOR ALL
                    / /                   / /


_____________________________________________________
Withheld as to the nominees noted above


2. Proposal to approve the amendment and restatement of the Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan.

                  FOR              AGAINST          ABSTAIN
                  / /                / /              / /


3. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.


                                       Date _____________________________, 1999


                                       Signature: _____________________________


                                       Signature: _____________________________

                                       For joint accounts, each owner should
                                       sign. Executors, administrators,
                                       trustees, corporate officers and others
                                       acting in a representative capacity
                                       should give full title or authority.


                             FOLD AND DETACH HERE